Exhibit 10.1

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA 01886

December 26, 2014

[NAME of Executive]

By electronic delivery

Dear [NAME of Executive]:

Based on your desire to demonstrate your support for Sonus Networks, Inc. (the “Company”) and its prospects, the Compensation Committee has considered and will agree to your request to forgo the payment of all or half of your cash bonus for 2015 and, if any such bonus would have been earned, to instead accept a grant of shares of the Company’s common stock.

You have elected to receive all or half (please indicate below and initial your election) of your fiscal year 2015 bonus (“2015 Bonus”), if any is earned, in the form of shares of the Company’s common stock (“2015 Bonus Shares”), which will be granted and have the terms described below:

☐ 100% stock	☐ 50% stock and 50% cash	Initials:

a.              If you elect to receive your 2015 Bonus entirely in the form of shares of common stock, the number of 2015 Bonus Shares granted will equal 1.5 times your actual 2015 Bonus earned, which bonus shall be determined by the Compensation Committee in its sole discretion subject to the terms of the 2015 bonus program, divided by the closing price of the Company’s shares on January 2, 2015.  If you elect to receive one-half your 2015 Bonus in the form of shares of common stock and the other half in the form of cash, (i) the number of 2015 Bonus Shares granted will be one-half the amount described in the preceding sentence; and (ii) you will receive 50% of your 2015 Bonus in cash on a date concurrent with the timing of normal 2015 bonus payouts.

b.              The 2015 Bonus Shares will be granted and vest in full on the grant date, which shall be concurrent with the timing of normal 2015 bonus payouts.  The Company will offset the number of shares necessary to pay withholding taxes and deposit the balance of the 2015 Bonus Shares in your account.

c.               You hereby agree not to sell or otherwise dispose of the 2015 Bonus Shares until the first anniversary of the date of grant.  Such contractual holding period may be waived by the Compensation Committee in its sole discretion, upon your death or disability or upon a showing of undue hardship.

You must remain an employee of the Company on the grant date in order to receive the 2015 Bonus Shares (if earned).  The parties hereby acknowledge that the Compensation Committee retains the right, in its sole discretion, to pay your 2015 Bonus in cash as opposed to payment in 2015 Bonus Shares; provided that, if the Company is the subject of an acquisition or change of control prior to the grant date and if the Compensation Committee of the Company (or its successor) elects to pay the 2015 Bonus, if any, in cash, such cash payment will equal the economic equivalent of the 2015 Bonus Shares that otherwise would have been received, so that the intent of this election is preserved.

Very truly yours,

[John Schofield
Chair, Compensation Committee
/Raymond P. Dolan, President
and Chief Executive Officer]

ACCEPTED:

[Name of Executive]	Date: